Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
Bode Cellmark Forensics Enters Into Service Agreement in Support of Innovative Programs Dedicated to Processing Sexual Assault Kits Nationwide
Burlington, NC, September 30, 2015 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that Bode Cellmark Forensics, a member of the LabCorp Specialty Testing Group, has entered into an agreement with the New York County District Attorney’s Office (DANY) that recognizes Bode Cellmark as a preferred forensic laboratory eligible to process untested sexual assault kits for grant recipients of DANY’s Sexual Assault Kit Backlog Elimination Program. Grant recipients are now able to contract directly with Bode Cellmark for forensic DNA testing services. In addition, Bode Cellmark is eligible to perform testing for the U.S. Department of Justice’s Bureau of Justice Assistance (BJA) Sexual Assault Kit Initiative, which recently awarded additional grants to address the nation’s sexual assault kit backlog.
These programs will provide grants of approximately $79 million to qualified police departments and crime labs throughout the United States, enabling these law enforcement agencies to pay for forensic DNA testing services and to promote policies and procedures designed to improve the handling of sexual assault cases. Failure to test sexual assault kits, which contain evidence that may be used to identify and prosecute perpetrators of sexual assault, contributes to a national sexual assault arrest rate of less than 25%. Agencies that have developed policies to test every sexual assault kit have seen arrest rates increase, as evidenced in New York where arrests for sexual assault jumped from 40% to 70%1.
“As the largest provider of forensic DNA analysis services in the United States, Bode Cellmark is pleased to offer high-quality, cost-effective testing to reduce the backlog of sexual assault kits,” said Michael Cariola, General Manager of Bode Cellmark. “We look forward to utilizing more than three decades of casework experience, including past support of innovative programs in New York, Detroit and other cities, to provide forensic DNA testing solutions for DANY and BJA grant recipients.”

All DNA analysis methods performed by Bode Cellmark utilize validated procedures that meet the FBI’s Quality Assurance Standards and ISO/IEC 17025 accreditation requirements.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.
This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended June 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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1 Source: http://www.endthebacklog.org/backlog/what-backlog